Form 8-k is being submitted pursuant to Rule 901(d) of Regulation S-T

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2002

First Financial Holdings, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-17122	57-0866076
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer I.D. number

34 Broad Street, Charleston, South Carolina		29401
(Address of principal executive offices)		(Zip Code)

(843) 529-5933
Registrant's telephone number (including area code)

Item 5. Other Events

On March 1, 2002 First Financial Holdings, Inc. announced the adoption of a plan to consolidate its two commonly held banking subsidiaries. Under the plan, Conway-based Peoples Federal will consolidate with Charleston-based First Federal.  The new entity will operate under the name "First Federal."

For more information regarding this matter, see the press release attached hereto as Exhibit 1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

Exhibit (1). Press release dated March 1, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL HOLDINGS, INC.

/s/ Susan E. Baham
Susan E. Baham
Senior Vice President

Date: March 1, 2002

Exhibit 1

Press release dated March 1, 2002.

Contact:	Susan Baham
Senior Vice President
(843) 529-5601

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES

CONSOLIDATION OF BANK SUBSIDIARIES

 Charleston, South Carolina (March 1, 2002) -- First Financial Holdings, Inc. (Nasdaq: FFCH) today announced the adoption of a plan to consolidate its two commonly held banking subsidiaries. Under the plan, Conway-based Peoples Federal will consolidate with Charleston-based First Federal. The new entity will operate under the name "First Federal."

With combined assets of $2.3 billion, the consolidated bank will operate 44 offices throughout eastern South Carolina and Brunswick County in coastal North Carolina. A. Thomas Hood will serve as president of the combined entity.

"While Peoples Federal and First Federal currently operate separately, they are identical in virtually everything but name. By consolidating their operations, we immediately improve banking access and options for all of our customers without any meaningful change in accounts, pricing, or customer service staff," Hood said.

As part of the consolidation, the Boards of Directors for Peoples Federal and First Federal will merge into a single new Board. The newly elected chairman of the First Financial Board of Directors, A.L. Hutchinson, Jr., will serve in the same capacity at the new institution.

"We feel that consolidation is the best way to ensure the continued satisfaction of our customers," Hutchinson said. "Once the process is complete, Peoples Federal customers will have easy access to an additional 27 branches and 30 automated teller machines in Georgetown County, Beaufort County, and the Charleston Metropolitan area. Likewise, First Federal customers will be able to choose from 17 more branches and 16 more automated teller machines in Horry County, Florence County, and coastal North Carolina. Most importantly, since consolidation will not affect products or branch operations, the transition will be largely invisible to our customers on a day-to-day basis."

While subject to regulatory approval, consolidation of Peoples Federal and First Federal is expected to be completed during the current fiscal year.